Exhibit 3

BUENOS AIRES, march 26, 2019

Bolsas y Mercados Argentinos S.A. (“BYMA”)
Sarmiento 299, 2nd floor - CABA
Present

Note: CPSA-GG-N-0151-19-AL
Ref.: Relevant fact. Loan agreement.

Ladies and gentlemen,

I am writing to you, in my capacity as Head of Market Relations at Central Puerto S.A. (the "Company"), in order to report that on March 26, 2019 the Company, as the borrower, entered into a loan agreement with Kreditanstalt für Wiederaufbau (KfW) for an amount of US $ 56,000,000 in relation to the acquisition of two SGT-800 gas turbines and equipment and related services corresponding to the Luján de Cuyo project with a power of 89 MW.

The closing of the financing is subject to the next fulfillment of a series of precedent conditions of style in this type of transactions.

With nothing further at present,

Yours sincerely,

Leonardo Marinaro
Head of Market Relations
CENTRAL PUERTO S.A.

Avda. Tomás A. Edison 2701 – C1104BAB – Ciudad de Buenos Aires – Argentina
Teléfono (54 11) 4317 5000 – Fax (54 11) 4317 5099